 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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Ally Financial Inc.
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ALLY FINANCIAL INC.

The following information supplements information contained in Ally Financial Inc.’s Definitive Proxy Statement dated March 23, 2016 for the 2016 annual stockholder meeting to be held on May 3, 2016.

April 19, 2016

Ally Stockholder:

As you may have seen, ISS has issued their proxy analysis and voting recommendations on Ally Financial Inc., and we want to make you aware that the Ally Board of Directors strongly disagrees with their recommendation pertaining to the director votes for Audit Committee members. The Ally Board finds their claims on the pledging of company stock meritless, and we respectfully ask that you consider a vote “for” all of Ally’s directors, including those on the Audit Committee.

ISS has recommended, for the second consecutive year, that stockholders vote against the four members of the Audit Committee as a way to penalize the committee for Ally’s long-term shareholder Cerberus Capital Management having the ability to pledge shares. The Ally Board has thoroughly investigated this matter and has found there to be no meaningful risk to the company.

Cerberus has the right to pledge Ally shares, and the Ally Board has no authority to stop Cerberus from doing so. Because Stephen Feinberg, chief executive officer and senior managing director of Cerberus, serves on the Ally Board, the company is required to disclose matters related to Cerberus’ Ally stock position. Therefore, stockholders are getting the benefit of robust disclosure surrounding this matter because of Mr. Feinberg’s board service. If Mr. Feinberg did not serve on the Ally Board, the Ally shares would continue to be pledged and shareholders would have less transparency on this matter.

ISS asserts that a negative recommendation against members of the Audit Committee is warranted because the Audit Committee is responsible for oversight of Ally’s internal controls. The ISS assertion simply has no basis since Ally’s internal controls have functioned exactly as they should. The Audit Committee obtained complete knowledge of the facts, the Ally Board conducted a thorough investigation and shareholders have received full disclosure. Following the ISS recommendation – which indirectly appears to call for the removal of Mr. Feinberg – would cause Ally to lose a valuable director, result in less disclosure to shareholders and do nothing to mitigate risk.

Ally has benefited from Mr. Feinberg’s expertise on the board for seven years, and his experience has been critical through Ally’s evolution. Likewise, the members of Ally’s Audit Committee: Robert T. Blakely, Maureen A. Breakiron-Evans, Mayree C. Clark and John J. Stack have been dedicated and stellar directors and have consistently been thorough in their work on the Audit Committee and provided ongoing expertise and guidance on a wide range of issues during their board tenures. Each of these directors is of the highest caliber and takes all matters in their purview as members of the Audit Committee very seriously and continually acts with stockholder interests in mind.

The ISS recommendation for Ally’s Audit Committee is disappointing and misguided. The board has engaged in ongoing communication with ISS over the last year and their refusal to evolve their thinking on this matter reflects their adherence to rigid generic policies versus true understanding of company risk and governance. We ask that you consider the board’s overall performance, commitment to transparency and dedication to strong governance principles as you cast your votes for our slate of directors.

Thank you for your consideration on these matters.

Franklin W. Hobbs

Ally Chairman